Exhibit 10.2

FIREEYE, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
(Amended as of March 30, 2017)
FireEye, Inc. (the “Company”) believes that the granting of equity and cash compensation to the members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of equity and cash compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2013 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash awards such Outside Director receives under this Policy.

1.	GENERAL
(a)    Type of Awards. Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy.
(b)    Automatic. All grants of Awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary, except as otherwise provided herein.
(c)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(d)    Value. For purposes of this Policy, “Value” means, with respect to any award of restricted stock units (“RSUs”), the Fair Market Value of the Shares subject thereto on the grant date of the award, or such other methodology the Board or the Compensation Committee of the Board (the “Compensation Committee”) may determine prior to the grant of the RSUs becoming effective, as applicable.

2.	INITIAL RETAINERS
Subject to Section 11 of the Plan, each person who first becomes an Outside Director following June 5, 2016 automatically will be granted an award of RSUs with a total Value of $400,000 (an “Initial Award”) (with the number of Shares subject thereto determined based on that total Value, but rounded down to the nearest whole Share), which will become effective on the date the person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award. Subject to Section 6 below and Section 14 of the Plan, each Initial Award will vest as to one-third (1/3rd) of the RSUs subject to the Initial Award on each anniversary of the date of grant, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

3.	ANNUAL RETAINERS
(a)    Amount. For purposes of this Policy, “Annual Fee” means, with respect to any Outside Director, as of the date of any annual meeting of the Company’s stockholders (the “Annual Meeting”), a total amount based on such Outside Director’s Board and other service as of the date of such Annual Meeting as follows:

Board Member	$200,000
Chairperson of the Board (if applicable)	$45,000
Lead Independent Director (if applicable)	$20,000
Committee Awards:	Chair	Member
Audit	$20,000	$7,000
Compensation	$10,000	$5,000
Nominating and Corporate Governance	$6,250	$2,500
Government Classified Information and Security	$6,250	$2,500
(b)    Equity Awards. Subject to Section 11 of the Plan, on the date of each Annual Meeting following June 5, 2016, each Outside Director who has been an Outside Director for six (6) months or more on the date of such Annual Meeting, automatically will be granted an award of RSUs (an “Annual Award”), provided that an Annual Award will not be granted to any Outside Director who is not continuing as a Director following the applicable Annual Meeting. Subject to Section 3(d) below, the Annual Award for an Outside Director will have a total Value equal to 50% of such Outside Director’s Annual Fee as of the date of such Annual Meeting (with the number of Shares subject to such Annual Award determined based on 50% of such Annual Fee, but rounded down to the nearest whole Share). Subject to Section 6 below and Section 14 of the Plan, each Annual Award will vest in full on the earlier of (i) the day prior to the next Annual Meeting held after the date of grant or (ii) the first anniversary of the date of grant, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(c)    Cash Awards. Subject to Section 3(d) below, following June 5, 2016, each Outside Director who has been granted an Annual Award on the date of an Annual Meeting shall be entitled to receive 50% of such Outside Director’s Annual Fee as of the date of such Annual Meeting in the form of cash, which shall be paid to him or her in four equal installments on a quarterly basis, with one installment paid on the 15th day of each of the first four calendar quarters following the date of such Annual Meeting (e.g., if the Annual Meeting is held in June, the quarterly payments would occur on July 15, October 15, January 15 and April 15), in each case subject to such Outside Director continuing to be a Service Provider through the applicable payment date.
(d)    Election to Receive All of Annual Fee in Equity. No later than the day immediately prior to the date of an Annual Meeting, or such other deadline as may established by the Board or the Compensation Committee (the “Annual Submission Deadline”), each Outside Director who is then eligible to receive an Annual Award on the date of such Annual Meeting may, in lieu of receiving 50% of his or her Annual Fee as of the date of such Annual Meeting in the form of cash and the other 50% in the form of RSUs, elect to receive 100% of his or her Annual Fee as of the date of such Annual Meeting in the form of RSUs. Any such election must be submitted to the Secretary of the Company in the form and manner specified by the Secretary, and shall become irrevocable effective as of the Annual Submission Deadline. If any eligible Outside Director makes such an election on or prior to the Annual Submission Deadline, (i) the Annual Award automatically granted to such Outside Director pursuant to Section 3(b) on the date of such Annual Meeting will have a total Value of 100% of such Outside Director’s Annual Fee as of the date of such Annual Meeting (with the number of Shares subject to such Annual Award determined based on 100% of such Annual Fee, but rounded down to the nearest whole Share) and (ii) such Outside Director shall not be entitled to receive, and the Company shall not be obligated to pay, any of such Outside Director’s Annual Fee as of the date of such Annual Meeting in the form of cash.

4.	ADDITIONAL PROVISIONS
All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.	ADJUSTMENTS
In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

6.	REVISIONS
The Board or the Compensation Committee, in their respective discretion, may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board or the Compensation Committee determines to make any such change or revision.